                                                                      EXHIBIT 12


                             A. H. BELO CORPORATION
                Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                                                              Six months ended
                                                     Year Ended December 31,                      June 30,
                                      ----------------------------------------------------   -------------------
                                        1994       1995       1996       1997       1998       1998       1999
                                        ----       ----       ----       ----       ----       ----       ----
Earnings:
     Earnings before income taxes
          and the cumulative effect
          of accounting changes       $107,897   $111,014   $144,040   $154,122   $130,460   $ 81,707   $130,905 (2)
     Add:  Total fixed charges          17,294     32,089     29,009     94,069    112,082     56,210     55,799
     Less: Interest capitalized            138        957        255        510      1,680        237      1,633
                                      --------   --------   --------   --------   --------   --------   --------
               Adjusted earnings      $125,053   $142,146   $172,794   $247,681   $240,862   $137,680   $185,071
                                      ========   ========   ========   ========   ========   ========   ========

Fixed Charges:
     Interest                         $ 16,250   $ 30,944   $ 27,898   $ 91,288   $109,318   $ 54,834   $ 54,485
     Portion of rental expense
          representative of the
          interest factor (1)            1,044      1,145      1,111      2,781      2,764      1,376      1,314
                                      --------   --------   --------   --------   --------   --------   --------
               Total fixed charges    $ 17,294   $ 32,089   $ 29,009   $ 94,069   $112,082   $ 56,210   $ 55,799
                                      ========   ========   ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges        7.23x      4.43x      5.96x      2.63x      2.15x      2.45x      3.32x
                                      ========   ========   ========   ========   ========   ========   ========

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(1)  For the purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.

(2) Earnings before income taxes and the cumulative effect of accounting changes includes a gain of $50,312 related to the June 1, 1999 sale of television station KXTV. Excluding this item, the Ratio of Earnings to Fixed Charges is 2.42 times.